June 1, 2022

Personal and Confidential

Jason Roswig

    Re:    Offer Letter

Dear Jason:

Subject to approval by the Skillz Board of Directors and its relevant committees, I am very pleased to provide you with a summary of the terms and conditions of your employment with Skillz Inc. (the “Company”).
1.Position. Your initial position will be President and Chief Financial Officer and you will work remotely reporting directly to the Company’s Chief Executive Officer. As you progress with the Company, your position and assignments are, of course, subject to change. We are a dynamic organization with ever-changing needs, and we will work over the course of your employment to determine where your talents and abilities can be best utilized. As our employee, we expect that you will devote your full working time to the performance of your duties to the Company, and that you will perform any and all duties and responsibilities normally associated with your position in a satisfactory manner and to the best of your abilities at all times.
2.Start Date/At-Will Nature of Relationship. If you accept this offer, your employment with the Company will begin on a date mutually agreed by you and the Company (the actual date on which your employment begins, the “Commencement Date”). No provision of this letter will be construed to create an express or implied employment contract, or a promise of employment for any specific period of time. Your employment with the Company is at-will employment which may be terminated by you or the Company at any time for any reason with or without advance notice.
3.Compensation and Equity.

Offer Details
●Starting Salary: $500,000 per year, payable on the Company’s regular payroll dates.
●Annual Bonus: $500,000
●Signing Bonus: $200,000
●Time-Based Incentive Award: $15,000,000
●Performance-Based Incentive Award: $5,000,000

Signing Bonus. You will also receive a one-time signing bonus in the amount of $200,000 (the “Signing Bonus”) less applicable withholding, which will be paid thirty (30) days following your Commencement Date with the Company, subject to your continuous employment with the Company from the Commencement Date through the date of payment and the repayment obligation described in the following sentence. If you voluntarily leave the Company prior to completing 12 months’ work following the Commencement Date, you agree to repay the post-tax portion of the Signing Bonus within 30 days of your departure.
Annual Bonus. Your initial target annual incentive compensation opportunity with the Company will be $500,000, paid out on an annual basis if and to the extent that the Company

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achieves established corporate goals and objectives approved by the Compensation Committee of the Skillz Board of Directors. Target incentives do not constitute a promise of payment and the actual amount of your incentive compensation may be lower or higher than your target based on factors such as the Company’s overall performance, your individual job performance and your ability to meet your established goals and objectives. In order to be eligible for incentive compensation you must be employed by the Company on the last day of the fiscal year with respect to which the incentive applies and not voluntarily resign or be terminated by the Company for Cause (and not under a for Cause termination notice on or prior to the date when an incentive might have otherwise been payable. Target incentive compensation may be pro-rated, depending on your Commencement Date.
Time-Based Incentive Award. As soon as reasonably practicable following the Commencement Date, and subject to approval of the Company’s Compensation Committee, the Company will grant you a Restricted Stock Unit award equal to $15,000,000 of the Company’s Class A common stock, calculated based on the 90 day volume weighted average stock price of the Company’s Class A common stock ending on the last day of the quarter in which the Commencement Date falls (the “Equity Incentive Award”). The Equity Incentive Award will be subject to the Skillz Inc. 2020 Omnibus Incentive Plan (as it may be amended from time to time, the “2020 Plan”) and an award agreement setting forth the specific terms and conditions of the Equity Incentive Award. Twenty-five percent (25%) of the Incentive Award will cliff-vest on the first anniversary of your Commencement Date, and the remaining amount will vest in substantially equal quarterly installments over the following twelve (12) calendar quarters (such that the Incentive Award will be fully vested after four (4) years of service), in each case subject to your continuous service with the Company through each applicable vesting date and the additional terms and conditions of the 2020 Plan and the applicable award agreement.
Performance-Based Incentive Award. As soon as reasonably practicable following following the Commencement Date, and subject to the approval of the Company’s Compensation Committee, the Company will grant you a Restricted Stock Unit award equal to $5,000,000 of the Company’s Class A common stock (the “Performance-Based Incentive Award”). The Performance-Based Incentive Award will be subject to your continuous service with the Company, the terms and conditions of the 2020 Plan, and the applicable award agreement setting forth the specific terms and conditions of the Performance-Based Incentive Award.
The Performance-Based Incentive Award shall vest over four (4) years according to the achievement of certain Company performance goals, as summarized below, and subject to your continued service with the Company.
Performance Goals; Performance Periods. The Performance-Based Incentive Award will be earned subject to the achievement of written quarterly or annual Company goals which are determined solely by the Compensation Committee, following consultation with you, with respect to each Performance Period (the “Performance Goals"). For purposes of this award, the “Performance Periods” are as follows: (A) the first Performance Period begins on July 1, 2022 and continues until December 31, 2022; (B) the second, third, and fourth Performance Periods will begin on January 1 of each successive calendar year and will continue until December 31 of each such calendar year; and (C) the fifth Performance Period will begin on January 1, 2026 and will continue through June 30, 2026 such that the total award amount earned shall vest on July 1, 2026.
Determination of Vesting; Forfeiture. Within approximately 45 days following the end of each Performance Period, the Compensation Committee shall determine and communicate to you whether and to what extent the Performance Goals have been achieved for such Performance Period. Up to twenty-five percent (25%) of the Performance-Based Incentive Award, will be eligible to vest with respect to each Performance Period, subject to the vesting terms below. For the avoidance of doubt, for any Performance Periods that are less than a year in length, the portion of the award that will vest during such performance period shall be reduced pro-rata.
Notwithstanding the foregoing, (i) even if the Performance Goals for a Performance Period have been met, no shares subject to the Performance-Based Incentive Award shall vest unless you are continuously providing services to the Company through the last day of the applicable Performance Period. Additionally, if your employment is terminated by the Company for Cause (as defined in the 2020 Plan), you voluntarily resign, or you breach any written restrictive covenant agreement with the Company (including, without limitation, the Confidential Information and Invention Assignment Agreement), in each case, between the end of the Performance Period and the date that the Compensation Committee

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determines whether the goals for such Performance Period have been met, all or any portion of the Performance-Based Incentive Award for such Performance Period and any future Performance Periods will be forfeited and canceled; (ii) if the Performance Goals have been determined by the Compensation Committee not to have been fully achieved with respect to a Performance Period, any unearned shares that were subject to vesting in such Performance Period shall be canceled; and (iii) with respect to the first Performance Period, no shares will vest until the later of the date of the Compensation Committee’s determination that the Performance Goals have been achieved or the first anniversary of your Commencement Date (the one-year cliff).
As noted above, target incentives do not constitute a promise of payment and the actual amount of your incentive compensation may be lower or higher than your target based on factors such as the Company’s overall performance, your individual job performance and your ability and the ability of the Company to meet the Performance Goals and objectives. It is also not typical for target incentives to be paid in full, as goals and objectives for such compensation are intended to be highly ambitious; however, the Company wants to offer you an opportunity for additional compensation for meeting such special goals and objectives. To be eligible for any type of incentive compensation you must be employed by the Company and not under termination notice on or prior to the date when an incentive might have otherwise been payable. Target incentive compensation will be prorated, depending on your Commencement Date with the Company, if and to the extent the Company determines performance metrics are achieved.
4.Your Certifications to the Company.
As a condition of your employment, you certify to the Company that, other than as previously disclosed to the Company in writing, (a) you are free to enter into and fully perform the duties of your position and that you are not subject to any employment, confidentiality, non-competition or other agreement that would restrict your performance for the Company, and (b) your signing this letter of employment does not violate any order, judgment or injunction applicable to you, or conflict with or breach any agreement to which you are a party or by which you are bound. If you are subject to any such agreement or order, please forward it to me, along with a copy of this letter.
Additionally, as a condition of your employment, you also certify that all facts you have presented to the Company are accurate and true. This includes, but is not limited to, all oral and written statements you have made (including those pertaining to your education, training, qualifications, licensing and prior work experience) on any job application, resume or c.v., or in any interview or discussion with the Company.
5.Confidential Information and Invention Assignment Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Confidential Information and Invention Assignment Agreement.
6.Taxes, Withholding and Required Deductions. All forms of compensation referred to in this letter are subject to all applicable taxes, withholding and any other deductions required by applicable law.
7.Background Verification. Your employment with the Company is conditioned on a satisfactory Consumer Report and/or an Investigative Consumer Report, in compliance with local law.
8.Before You Start. Your employment with the Company is conditioned on your providing legal proof of your identity and eligibility to work in the United States.  On your first day, you must complete an I-9 Form and provide us with any of the accepted forms of identification specified on the I-9 Form.
9.Miscellaneous.
Governing Law. The validity, interpretation, construction and performance of this letter, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto will be governed, construed and interpreted in accordance with the laws of the state in which you work, without giving effect to principles of conflicts of law.
Arbitration. You agree that any disputes, conflicts or claims relating to or regarding these compensation terms or other aspects of your compensation and/or employment with the

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Company will be resolved by binding arbitration with the Judicial Arbitration and Mediation Service (JAMS) pursuant to the JAMS Employment Rules, which can be reviewed at https://www.jamsadr.com/rules-employement-arbitration/. You and the Company waive any rights to a jury trial with respect to those disputes. You and the Company further agree that such claims be resolved on an individual basis only, not on a class, collective, representative, or private attorney general act representative basis on behalf of other employees (“Class Waiver”), to the fullest extent permitted by applicable law.  Any claim that all or part of the Class Waiver is invalid, enforceable, unconscionable, void or voidable may be determined only by a court. In no case may class, collective or representative claims proceed in arbitration.
You on the one hand, and the Company on the other, waive any rights to a jury trial or a bench trial in connection with the resolution of any claim under this agreement (although both parties may seek interim emergency relief from a court to prevent irreparable harm to their confidential information or trade secrets pending the conclusion of any arbitration). This agreement will be construed and interpreted in accordance with the laws of the state in which you work and the Federal Arbitration Act (“FAA”). In the case of a conflict, the FAA will control. Claims will be governed by applicable statutes of limitations. Except as to the Class Waiver, the arbitrator, and not a court, will determine whether the arbitration agreement applies to a dispute, controversy, or claim. In the event that any portion of this arbitration clause is deemed illegal or unenforceable, such provision will be severed and the remainder of this clause will be given full force and effect. Arbitration is not a mandatory condition of your employment. If you wish to opt out of this arbitration clause, you must notify the Company in writing by sending an email to hr@skillz.com stating your intent to opt out within 30 days of signing this offer letter.
Entire Agreement. This letter sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written, between them relating to the subject matter hereof.
Counterparts. This letter may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together will constitute one and the same agreement. Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.
Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents or notices related to this agreement, securities of the Company or any of its affiliates or any other matter, including documents and/or notices required to be delivered to you by applicable securities law or any other law or the Company’s Certificate of Incorporation or Bylaws by email or any other electronic means. You hereby consent to: (i) conduct business electronically, (ii) receive such documents and notices by such electronic delivery, and (iii) sign documents electronically and agree to participate through an on-line or electronic system established and maintained by the Company or a third-party designated by the Company.
You may accept this offer of employment and the terms and conditions hereof by signing and dating this letter. This offer will expire on June 2, 2022 at 5:00pm PT, unless accepted by you prior to such date by directing the signed offer letter to me.
[signatures on following page]

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We are pleased to offer you the opportunity to join Skillz Inc. and we look forward to having you aboard. We are confident that you will make an important contribution to our unique and exciting enterprise.

Sincerely,
SKILLZ INC.
/s/ Andrew Paradise

Andrew Paradise
Chief Executive Officer

ACCEPTED AND AGREED:

/s/[candidateSignerSignature_vvT6d0U]
/s/ Jason Roswi
Jason Roswig
[candidateSignerDateField_cBHaVOn]

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